UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/12/2006

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31719

DE	134204626
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Golden Shore Drive
Long Beach, CA 90802-4202
(Address of principal executive offices, including zip code)

562 435 3666
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 12, 2006, Wayne Lowell was elected as a director by the Company's board of directors. Mr. Lowell will fill an existing vacancy in class I of the board. The term of the class I directors will expire at the Company's 2009 annual meeting. There are no arrangements or understandings between Mr. Lowell and the Company or any of its officers or directors pursuant to which Mr. Lowell was selected as a director. Because the board has determined that Mr. Lowell is not "independent" in accordance with the listing requirements of the New York Stock Exchange, Mr. Lowell has not been named to any committees of the board.

Pursuant to a Consultant Agreement, a copy of which is attached hereto as Exhibit 10.1, Mr. Lowell has served as a business consultant to the Company since April 2002. For hourly consulting services rendered during fiscal year 2005, the Company paid Mr. Lowell a total of $205,247. For hourly consulting services rendered during fiscal year 2006, through June 12, 2006, the Company has paid Mr. Lowell a total of $28,685.

Mr. Lowell, age 51, has over twenty years of experience in the healthcare and transportation industries. From 1998 to the present, he has served as a self-employed consultant providing strategic, financial, and operating advice to CEOs and CFOs of both publicly traded and venture capital backed organizations. From 1986 to 1998, he worked for publicly traded PacifiCare Health Systems, Inc., most recently as its Executive Vice President, Chief Financial and Chief Administrative Officer. Mr. Lowell is a certified public accountant.

Item 9.01.    Financial Statements and Exhibits

(d)   Exhibits

Ex-10.1 -- Consultant Agreement with Wayne Lowell and Jonchra Associates LLC dated as of May 20, 2002.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: June 14, 2006	By:	/s/ Mark L. Andrews
Mark L. Andrews
Chief Legal Officer, General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Consultant Agreement with Wayne Lowell and Jonchra Associates LLC dated as of May 20, 2002.